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                                                                    EXHIBIT 10-E

(PLAN II)

                  THE HERCULES EXECUTIVE SURVIVOR BENEFIT PLAN
              Plan II Benefit Structure adopted January 1, 1987(1)
         (See Plan I filed March 27, 1981 for Plan I Benefit Structure)

The Hercules Executive Survivor Benefit Plan (HESBP) provides selected executives with an opportunity to financially protect their survivors in the event of death. The benefits offered by this plan are of two types: preretirement and postretirement death benefits.

Preretirement Death Benefits

If you die prior to retiring from Hercules, your survivor(s) will receive a lump sum equal to your life insurance selection in the Flex Benefits Plan plus another one times your annual compensation. (For the purpose of this plan, compensation is defined as base annual compensation for the previous calendar year plus the average Bonus or Incentive paid for the past two full calendar years of employment.) This benefit comes from two sources: the broad-based Hercules Group Life Insurance Plan and Hercules' general assets. For the purpose of calculating survivor benefits, compensation is limited to $500,000, resulting in a maximum net benefit of $1,500,000.

Hercules will provide your survivors, through the Group Life Insurance Plan, with an amount equal to the amount you selected in the Flex Benefits Plan. The Flex Plan provides you with credits equal to two times your annual compensation. Ordinary income taxes will not be due on that payment since it is funded through life insurance. Your heirs also will receive a payment equal to one times annual compensation from the general assets of Hercules. This payment will be increased (grossed up) to reimburse your beneficiaries for the ordinary income taxes that will be due on that payment.

You will be reimbursed twice annually (in July and January) for reportable, or imputed income, which is the value assigned by the Internal Revenue Service for Company-provided life insurance in excess of $50,000.

Postretirement Death Benefit

The postretirement death benefits offered by Hercules Executive Survivor Benefit Plan are provided through two sources: the Hercules Group Life Insurance Plan and Hercules' general assets.

From the Hercules Group Life Insurance Plan, your beneficiary(s) will receive a lump sum payment of $5,000 if you selected $50,000, 1 times pay or 2 times pay in the Flex Plan. If you select 3, 4, or 5 times pay in Flex, you will receive $5,000 plus 1, 2 or 3 times pay. At age 65 any optional coverage (3, 4, or 5 times pay) will decrease to 1 times pay. At age 66, and each year thereafter, this remaining amount will decreased by 20% of the original balance to a minimum of $20,000. The HESBP will supplement the Hercules Group Life Insurance by providing 2 times pay to your beneficiary at your death following retirement regardless of the level of coverage selected under the Flex Plan.


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Designation of Beneficiaries

The current beneficiary designations under the Hercules Group Life Insurance Plan will be recognized under the Executive Survivor Benefit Plan. In the event a participant has designated different beneficiaries for the different units of coverage under the current Hercules Group Life Insurance Plan, a percentage allocation of proceeds under the Hercules Executive Survivor Benefit Plan will be made accordingly. A new participant who previously has not participated in the Hercules Group Life Insurance Plan will be given a beneficiary designation form under the Hercules Executive Survivor Benefit Plan.

The participant may change his/her beneficiary(s) by completing the appropriate beneficiary designation form. Beneficiaries may be any individual, estate, trust, or other legally recognized beneficiary as designated by the participant.

Administration of Claims

Claims by your beneficiary(s) will be handled through the guidelines established through Hercules Group Life Insurance Plan.

Plan Document

The information in this brochure is intended to explain the benefits offered by the Hercules Executive Survivor Benefit Plan. Your specific rights to benefits under this plan are governed by the official plan document.

As with all benefit plans, Hercules has taken steps to ensure that this plan complies with changes in tax laws, regulations, rulings, and their interpretations. While we intend to maintain this plan indefinitely, Hercules retains the right to amend, modify, or terminate this plan. Please contact the Human Resources Department if you have any questions.

(1) This Plan was adopted January 1987 as a result of tax law changes (Deficit Reduction Act of 1984). Changes from Plan I include a reduction in active employee coverage (from 3 times compensation to 2 times compensation) and a reduction in the after tax post-retirement benefits.


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